SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: November 12, 2003

FEDERATED DEPARTMENT STORES, INC.

7 West Seventh Street, Cincinnati, Ohio 45202 (513) 579-7000

-and-

151 West 34th Street, New York, New York 10001 (212) 494-1602

Delaware	1-13536	13-3324058
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

.

Item 7.	Financial Statements, Pro Forma Financial Information and Exhibits.

	(c)	Exhibits

		99.1	Press Release of Federated Department Stores, Inc. ("Federated") dated November 12, 2003.

Item 12.	Results of Operations and Financial Condition.

On November 12, 2003, Federated issued a press release announcing Federated's results of operations and financial condition for the fiscal quarter ended November 1, 2003. The full text of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The press release referred to above contains a non-GAAP financial measure designated "cash flows from continuing operations before financing activities." Management believes that cash flow from continuing operations before financing activities is a useful measure in evaluating Federated's ability to generate cash from continuing operating and investing activities. Management believes that excluding cash flows from continuing financing activities from the calculation of this measure is particularly useful where such financing activities are discretionary, as in the case of voluntary debt prepayments and share repurchases. However, the reader is cautioned that any non-GAAP financial measures provided by Federated are provided in addition to, and not as an alternative for, Federated's reported results prepared in accordance with GAAP. Certain items that may have a significant impact on Federated's financial position, results of operations and cash flows must be considered when assessing Federated's actual financial condition and performance regardless of whether these items are included in these non-GAAP financial measures. Additionally, the methods used by Federated to calculate its non-GAAP financial measures may differ significantly from methods used by other companies to compute similar measures. As a result, any non-GAAP financial measures provided by Federated may not be comparable to similar measures provided by other companies.

FEDERATED DEPARTMENT STORES, INC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FEDERATED DEPARTMENT STORES, INC.

Dated: November 12, 2003	By: /s/ Ronald W. Tysoe
Name: Ronald W. Tysoe
Title: Vice Chair

Exhibit 99.1

FEDERATED DEPARTMENT STORES, INC.

Contacts:
Media - Carol Sanger
513/579-7764
Investor - Susan Robinson
513/579-7780

FOR IMMEDIATE RELEASE

FEDERATED 3Q EARNINGS EXCEED EXPECTATIONS

     CINCINNATI, OHIO, November 12, 2003 - Federated Department Stores, Inc. today reported diluted earnings per share of 36 cents for the third quarter of 2003, exceeding both the company's original guidance of 25-30 cents a share and its revised guidance of 30-33 cents a share. This compared to diluted earnings from continuing operations of 38 cents a share in the same 13-week period last year.

For the first three quarters of 2003, Federated reported diluted earnings per share of $1.25, compared to diluted earnings from continuing operations of $1.48 a share in the same period of 2002.

     Terry J. Lundgren, Federated's president and chief executive officer, said the company was pleased to have achieved an earnings performance in the quarter that exceeded prior guidance and expectations, driven by an improving sales trend, tight inventory controls and strong gross margins.

Operating Income

     Federated's operating income totaled $173 million or 5.0 percent of sales for the quarter ended November 1, 2003, compared to operating income of $188 million or 5.4 percent of sales for the same period last year. Operating income in the third quarter this year included $29 million in store closing and consolidation costs. This included $20 million for the previously announced Rich's-Macy's integration in Atlanta and the scheduled closing of the Lazarus-Macy's store in downtown Columbus, OH. The remaining $9 million relates to the integration of Burdines and Macy's in Florida, which is the subject of a separate Federated news release issued today.

     The company's operating income for the first 39 weeks of 2003 was $583 million or 5.7 percent of sales, including a total of $47 million in store closing and consolidation costs, compared to $709 million or 6.8 percent of sales in the same period of 2002.

Sales

     Sales in the third quarter were consistent with expectations. Total sales of $3.486 billion for the third quarter of 2003 were up 0.2 percent compared to sales of $3.479 billion in the same period last year. On a same-store basis, Federated's third quarter sales were up 0.3 percent.

     For the year to date, Federated's sales totaled $10.211 billion, a decrease of 2.0 percent from sales of $10.418 billion in the same period last year. On a same-store basis, Federated's sales for the first 39 weeks of 2003 were down 2.0 percent.

     New stores opened in the third quarter included three new Bloomingdale's - a home store in Oakbrook, IL, and two department stores in Atlanta at Lennox Mall and Perimeter Mall. In addition, Macy's West expanded its presence in Hawaii - adding new retail space at Prince Kuhio Plaza, Hilo; Queen Kaahumanu Center, Maui; and Kukui Grove, Kauai.

Cash Flow

     Cash flow from continuing operating activities was $630 million in the first three quarters of 2003, compared to $272 million in the same period last year. After continuing investing activities of $356 million this year and $473 million last year, cash flow from continuing operations before financing activities was $274 million compared to a cash outflow of $201 million in the same period last year.

Fourth Quarter Expectations

     Federated reaffirmed its earnings expectations for the fourth quarter of fiscal 2003 at $2.15-$2.20 a share. The company anticipates same-store sales for the fourth quarter to be down 1 percent to up 1 percent.

     Federated, with corporate offices in Cincinnati and New York, is one of the nation's leading department store retailers, with annual sales of more than $15.4 billion. Federated operates more than 450 stores in 34 states, Guam and Puerto Rico under the names of Macy's, Bloomingdale's, Bon-Macy's, Burdines, Goldsmith's-Macy's, Lazarus-Macy's and Rich's-Macy's. The company also operates macys.com and Bloomingdale's By Mail.

     This release contains certain forward-looking statements that reflect current views of the financial performance and future events of Federated. The words "expect," "plan," "think," "believe" and other similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties. Future results of the operations of Federated could differ materially from historical results or current expectations because of a variety of factors that affect the company, including transaction costs associated with the renovation, conversion and transitioning of company retail stores in regional markets; the outcome and timing of sales and leasing in conjunction with the disposition of company retail store properties; the retention, reintegration and transitioning of displaced company employees; competitive pressures from department and specialty stores, general merchandise stores, manufacturers' outlets, off-price and discount stores, and all other retail channels; and general consumer-spending levels, including the impact of the availability and level of consumer debt, and the effects of weather.

     (NOTE: Additional information on Federated is available on the Internet at www.fds.com. A live webcast of the second quarter earnings call with analysts can be accessed through the Federated website, beginning at 10:30 a.m. ET. Pre-registration is requested. The webcast will be archived for replay beginning approximately two hours after the conclusion of the live call.)

FEDERATED DEPARTMENT STORES, INC.

Consolidated Statements of Income (Unaudited) (Note 1)

(All amounts in millions except percentages and per share figures)

	13 Weeks Ended		39 Weeks Ended
	November 1,	November 2,	November 1,	November 2,
	2003	2002	2003	2002

Net Sales	$3,486	$3,479	$10,211	$10,418

Cost of Sales (Note 2)	2,091	2,112	6,118	6,241

Percent to sales	60.0%	60.7%	59.9%	59.9%

Gross margin	1,395	1,367	4,093	4,177

Percent to sales	40.0%	39.3%	40.1%	40.1%

Selling, general and administrative expenses (Note 3)	1,222	1,179	3,510	3,468

Percent to sales	35.0%	33.9%	34.4%	33.3%

Operating income	173	188	583	709

Percent to sales	5.0%	5.4%	5.7%	6.8%

Interest expense - net	(61)	(73)	(196)	(225)

Income from continuing operations before income taxes	112	115	387	484

Federal, state and local income tax expense	(45)	(40)	(154)	(187)

Income from continuing operations	67	75	233	297

Income on disposal of discontinued operations, net of tax effect (Note 4)	-	31	-	180

Net Income	$ 67	$ 106	$ 233	$ 477

FEDERATED DEPARTMENT STORES, INC.

Consolidated Statements of Income (Unaudited) (Note 1)

(All amounts in millions except percentages and per share figures)

	13 Weeks Ended		39 Weeks Ended
	November 1,	November 2,	November 1,	November 2,
	2003	2002	2003	2002

Basic Earnings per Share:
Income from continuing operations	$ .37	$ .38	$ 1.26	$ 1.49
Income from discontinued operations	-	.16	-	.90
Net income	$ .37	$ .54	$ 1.26	$ 2.39

Diluted Earnings per Share:
Income from continuing operations	$ .36	$ .38	$ 1.25	$ 1.48
Income from discontinued operations	-	.16	-	.89
Net income	$ .36	$ .54	$ 1.25	$ 2.37

Average common shares:
Basic	182.6	195.0	185.8	199.4
Diluted	185.7	195.9	187.5	201.1

Depreciation and amortization expense	$ 176	$ 167	$ 529	$ 500

FEDERATED DEPARTMENT STORES, INC.

Consolidated Statements of Income (Unaudited) (Note 1)

Notes:

(1)

Because of the seasonal nature of the retail business, the results of operations for the 13 and 39 weeks ended November 1, 2003 and November 2, 2002 (which do not include the Christmas season) are not necessarily indicative of such results for the fiscal year.

(2)

Merchandise inventories are primarily valued at the lower of cost or market using the last-in, first-out (LIFO) retail inventory method. Application of this method did not impact cost of sales for the 13 and 39 weeks ended November 1, 2003 or November 2, 2002.

(3)

Includes costs and expenses related to the Rich's-Macy's consolidation and other announced store closings of $29 million (including $12 million related to the downtown Columbus, Ohio store and $9 million related to the Boynton Beach, Florida store), or $.09 per diluted share, for the 13 weeks ended November 1, 2003 and $47 million, or $.15 per diluted share, for the 39 weeks ended November 1, 2003.

(4)

Income from discontinued operations represents adjustments to the estimated loss on disposal of Fingerhut's assets and businesses. During October 2002, Federated completed the sale of the Arizona Mail Order and Figi's businesses conducted by Fingerhut's subsidiaries. For the 13 weeks ended November 2, 2002, the actual proceeds from the sale of these subsidiaries and other Fingerhut assets exceeded the estimated amounts, resulting in an adjustment to the loss on disposal of discontinued operations totaling $50 million of income before income taxes. During July 2002, Federated completed the sale of Fingerhut's core catalog accounts receivable portfolio, with the buyer assuming $450 million of receivables-backed debt, and in a separate transaction completed the sale of various other Fingerhut assets, including two distribution centers, the corporate headquarters, a data center, existing inventory, the Fingerhut name, customer lists and other miscellaneous property and equipment. For the 39 weeks ended November 2, 2002, proceeds from all of the above sales transactions and collections on customer accounts receivable prior to the sale, net of operating expenses, exceeded the amount estimated to be received through wind-down of the portfolio and liquidation of the assets, resulting in an adjustment to the loss on disposal of discontinued operations totaling $286 million of income before income taxes.

FEDERATED DEPARTMENT STORES, INC.

Consolidated Balance Sheets (Unaudited)

(millions)

	November 1,	February 1,	November 2,
	2003	2003	2002
ASSETS:
Current Assets:
Cash	$ 227	$ 716	$ 216
Accounts receivable	2,906	2,945	2,702
Merchandise inventories	4,403	3,359	4,633
Supplies and prepaid expenses	113	124	140
Deferred income tax assets	14	10	26
Assets of discontinued operations	-	-	364
Total Current Assets	7,663	7,154	8,081

Property and Equipment - net	6,170	6,379	6,424
Goodwill	262	262	273
Other Intangible Assets - net	378	378	378
Other Assets	277	268	542

Total Assets	$14,750	$14,441	$15,698

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current Liabilities:
Short-term debt	$ 839	$ 946	$ 1,306
Accounts payable and accrued liabilities	3,414	2,584	3,372
Income taxes	115	71	33
Liabilities of discontinued operations	-	-	170
Total current liabilities	4,368	3,601	4,881

Long-Term Debt	3,152	3,408	3,410
Deferred Income Taxes	1,038	998	1,178
Other Liabilities	642	672	549
Shareholders' Equity	5,550	5,762	5,680

Total Liabilities and Shareholders' Equity	$14,750	$14,441	$15,698

FEDERATED DEPARTMENT STORES, INC.

Consolidated Statements of Cash Flows (Unaudited)

(millions)

	39 Weeks Ended November 1, 2003	39 Weeks Ended November 2, 2002
Cash flows from continuing operating activities:
Net income	$ 233	$ 477
Adjustments to reconcile net income to net cash provided by continuing operating activities:
Income from discontinued operations	-	(180)
Depreciation and amortization	526	497
Amortization of financing costs	2	5
Amortization of unearned restricted stock	3	3
Changes in assets and liabilities:
Decrease in accounts receivable	44	282
Increase in merchandise inventories	(1,044)	(1,257)
(Increase) decrease in supplies and prepaid expenses	11	(16)
Increase in other assets not separately identified	(1)	(31)
Increase in accounts payable and accrued liabilities not separately identified	803	668
Increase (decrease) in current income taxes	44	(24)
Increase (decrease) in deferred income taxes	35	(139)
Decrease in other liabilities not separately identified	(26)	(13)
Net cash provided by continuing operating activities	630	272

Cash flows from continuing investing activities:
Purchase of property and equipment	(313)	(406)
Capitalized software	(46)	(40)
Increase in note receivable	-	(39)
Disposition of property and equipment	3	12
Net cash used by continuing investing activities	(356)	(473)

Cash flows from continuing financing activities:
Debt issued	96	366
Financing costs	-	(1)
Debt repaid	(456)	(1,014)
Dividends paid	(46)	-
Increase in outstanding checks	24	63
Acquisition of treasury stock	(485)	(392)
Issuance of common stock	104	28
Net cash used by continuing financing activities	(763)	(950)

Net cash used by continuing operations	(489)	(1,151)
Net cash provided by discontinued operations	-	731
Net decrease in cash	(489)	(420)
Cash at beginning of period	716	636
Cash at end of period	$ 227	$ 216